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                                                                  Exhibit 3.126

                          ARTICLES OF INCORPORATION


                                      OF


                   CORRECTIONAL HEALTHCARE SOLUTIONS, INC.


                                  ----------

     The undersigned, pursuant to Florida Statutes, Chapter 621, does hereby adopt and sign the following Articles of Incorporation.

     FIRST: The name of the corporation (hereinafter called the "Corporation") is CORRECTIONAL HEALTHCARE SOLUTIONS, INC.

     SECOND: The principal place of business and mailing address of the Corporation shall be 14050 NW 14th Street, Suite 190, Fort Lauderdale, Florida 33323.

     THIRD: The duration of the corporation is to be perpetual.

     FOURTH: The aggregate number of shares which the corporation shall have authority to issue is Ten Thousand (10,000).

     FIFTH: The nature of the business or purpose to be conducted or promoted is to engage in any lawful activity for which corporations may be organized under the Florida 1989 Business Corporation Act.

     SIXTH: A Director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, provided, however, that this Article SIXTH shall not eliminate or limit the liability of a Director, except to the extent permitted by applicable law, (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 607.0834 of the Florida 1989 Business Corporation Act as the same now exists or may hereafter be amended, or (iv) for any transaction from which the Director derived an improper personal benefit.

     SEVENTH: The Corporation's registered agent shall be as follows:


               Corporation Service Company
               1201 Hays Street
               Tallahassee, Florida 32301



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   EIGHTH: The name and address of the Incorporator is: John R. Stair, 1900
Winston Road, Suite 300, Knoxville, Tennessee 37919.

   Signed on the 2nd day of December, 2002.



                                             /s/ John R. Stair
                                             ---------------------------
                                             John R. Stair, Incorporator









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                         ACCEPTANCE OF REGISTERED AGENT
                  DESIGNATED IN THE ARTICLES OF INCORPORATION


     CORPORATION SERVICE COMPANY, a corporation registered in this state, having a business office identical with the registered office of the corporation named below, and having been designated as the Registered Agent in the above and foregoing Articles of Incorporation of:

                    CORRECTIONAL HEALTHCARE SOLUTIONS, INC.

     CORPORATION SERVICE COMPANY is familiar with and accepts the obligations of the position of Registered Agent under Section 607.0505, Florida Statutes.


                                        By:  /s/ Deborah D. Skipper
                                           ----------------------------------
                                           Its Agent, Deborah D. Skipper

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